UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

Ocean Power Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28 Engelhard Drive, Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock $0.001 Par Value	OPTT	NYSE American
Series A Preferred Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

CFO Agreement

As described below under Item 5.02, effective September 30, 2026, Ocean Power Technologies, Inc. (the “Company”) entered into an engagement agreement with Flexible Consulting, LLC (“Flexible Consulting”), a financial and accounting consulting firm, for the services of Victoria Hay as interim Chief Financial Officer of the Company. The Board is also in the process of conducting a search for a permanent Chief Financial Officer.

Powers Separation Agreement

On September 30, 2026, Robert Powers entered into a Severance Agreement and General Release (the “Powers Agreement”) with the Company in connection with his departure from the Company described below under Item 5.02. Pursuant to the Powers Agreement, Mr. Powers will receive six months of base salary and the balance of his agreed fiscal 2026 bonus. He also will receive continued Company health benefits through October 31, 2026. In exchange, he provided the Company with a general release. He will remain employed by the Company through October 14, 2026 to assist with the transition of his duties.

The foregoing summary is qualified in its entirety by reference to the full and complete terms of the Powers Agreement which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 1.02	Termination of a Material Definitive Agreement.

As described below under Item 5.02, the employment letter of Robert Powers with the Company dated as of December 13, 2021 was terminated in connection with his departure from the Company as Chief Financial Officer effective September 30, 2026.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Change in Principal Financial Officer and Principal Accounting Officer

On September 30, 2026, Robert Powers departed from his role as Chief Financial Officer of the Company, upon mutual agreement with the Board. As described under Item 1.02 above, Mr. Power’s employment letter with the Company dated as of December 13, 2021 was also terminated effective as of such date. Mr. Powers departed the Company after helping establish the Company’s operational foundation. The Board thanks Mr. Powers for his leadership, contributions and dedication to the Company.

In connection with Mr. Power’s departure, effective September 30, 2026, the Company entered into an engagement agreement (the “CFO Agreement”) with Flexible Consulting whereby Victoria Hay will serve as interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of the Company. Mrs. Hay, 43, has been the co-owner and President of Flexible Consulting since May 2021. In her capacity as President of Flexible Consulting, Mrs. Hay has acted as a financial and accounting advisor for numerous companies, including acting as contracted Interim Chief Financial Officer of Nauticus Robotics and Chief Financial Officer of ECD Automotive Design, Inc.. Prior to her time at Flexible Consulting, LLC, Mrs. Hay was at Weatherford International plc from 2008 to May 2021 in accounting and finance roles of increasing seniority, most recently as the Senior Director - Global Accounting and Reporting Services. Mrs. Hay began her career as a finance analyst with Morgan Stanley. Mrs. Hay is a CIMA chartered accountant and has a BSC (Hon) in Biotechnology and Management from Edinburgh University.

Mrs. Hay, through Flexible Consulting, will receive cash compensation of $30,000 per month and monthly expense reimbursement.

There is no arrangement or understanding between Mrs. Hay and any other person pursuant to which she was to be selected as an officer, and there is no family relationship between Mrs. Hay and any of the Company’s directors, executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

The foregoing summary is qualified in its entirety by reference to the full and complete terms of the CFO Agreement which will be filed with the Company’s next Quarterly Report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: October 6, 2026	/s/ Tracy D. Pagliara
Tracy D. Pagliara
Acting President and Chief Executive Officer